Exhibit 1.1

April 25, 2013

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Plymouth Opportunity REIT, Inc. and subsidiaries (the Company) and under the date of April 15, 2013, we reported on the consolidated financial statements of the Company as of December 31, 2012 and 2011, and the related consolidated income statements, statements of equity and cash flows for the year ended December 31, 2012 and the period from March 7, 2011 (inception) through December 31, 2011. On April 22, 2013 we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated April 25, 2013, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that: (1) the change was approved by the audit committee of the board of directors, (2) the audit committee sought and received proposals from three other independent public accounting firms, (3) the Company has engaged Braver PC, or (4) Braver PC was not consulted regarding any matters described in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Very truly yours,

/KPMG LLP